EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

Contact:    Vincent C. Klinges
            Chief Financial Officer
            American Software, Inc.
            (404) 264-5477

        AMERICAN SOFTWARE BOARD APPROVES Q3 FY04 QUARTERLY CASH DIVIDEND

ATLANTA, GA (August 20, 2003) - American Software, Inc. (NASDAQ: AMSWA) today announced that its Board of Directors has approved and declared the Company's quarterly cash dividend of $0.06 per share of American Software common stock for the third quarter of fiscal year 2004. This is the second dividend declared since the dividend policy was initiated on July 9, 2003.

The Company's cash dividend is payable on December 15, 2003 to both Class A and Class B shareholders of record at the close of business on November 24, 2003.

About American Software, Inc.

Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offering of integrated business applications, including enterprise-wide, supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is a total ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies, full global capability and integrated data marts. American Software owns 86% of Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain. New Generation Computing, Inc. (NGC), a wholly-owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers, importers and other businesses in the sewn-products industry.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes and uncertainty in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2003 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc.,(404) 264-5477 or fax: (404) 237-8868.

For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305 (800) 726-2946. (404) 261-4381. FAX: (404) 264-5206
INTERNET: www.amsoftware.com or E-mail: ask@amsoftware.com

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